Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion should be read in conjunction with “Selected Financial Data” and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Current Report on Form 8-K.
     In addition, the following discussion contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to, changes in: international, national, regional and local economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate, competition, supply and demand for industrial properties in our current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs and changes in general accounting principles, policies and guidelines applicable to real estate investment trusts and risks related to doing business internationally (including foreign currency exchange risks). These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in Item 1A. “Risk Factors,” and in our other filings with the Securities and Exchange Commission (the “SEC”).
     The Company was organized in the state of Maryland on August 10, 1993. We are a real estate investment trust (“REIT”), as defined in the Internal Revenue Code of 1986 (the “Code”). We began operations on July 1, 1994. Our interests in our properties and land parcels are held through partnerships, corporations, and limited liability companies controlled, directly or indirectly, by us, including First Industrial, L.P. (the “Operating Partnership”), of which we are the sole general partner, as well as, among others, our taxable REIT subsidiary, First Industrial Investment, Inc. (the “TRS”), of which the Operating Partnership is the sole stockholder, all of whose operating data is consolidated with that of the Company as presented herein.
     We also own minority equity interests in, and provide services to, five joint ventures which invest in industrial properties (the “2003 Net Lease Joint Venture,” the “2005 Development/Repositioning Joint Venture,” the “2005 Core Joint Venture,” the “2006 Net Lease Co-Investment Program” and the “2006 Land/Development Joint Venture”). We also owned a minority interest in and provided property management services to a sixth joint venture (the “1998 Core Joint Venture”). On January 31, 2007, we purchased the 90% equity interest from the institutional investor in the 1998 Core Joint Venture. Effective January 31, 2007, the assets and liabilities and results of operations of the 1998 Core Joint Venture are consolidated with the Company since we effectively own 100% of the equity interest. Prior to January 31, 2007, the 1998 Core Joint Venture was accounted for under the equity method of accounting. Additionally, on December 28, 2007 we entered into two new joint ventures with institutional investors (the “2007 Canada Joint Venture” and the “2007 Europe Joint Venture”; together with 2003 Net Lease Joint Venture, 2005 Development/Repositioning Joint Venture, 2005 Core Joint Venture, the 2006 Net Lease Co-Investment Program, the 2006 Land/Development Joint Venture and the 1998 Core Joint Venture, the “Joint Ventures”). The operating data of our Joint Ventures is not consolidated with that of the Company as presented herein. However, the operating data of the 2005 Development/Repositioning Joint Venture, referred to as FirstCal Industrial, LLC, is separately presented on a consolidated basis, separate from that of the Company.
     We believe our financial condition and results of operations are, primarily, a function of our performance and our joint ventures’ performance in four key areas: leasing of industrial properties, acquisition and development of additional industrial properties, redeployment of internal capital and access to external capital.
     We generate revenue primarily from rental income and tenant recoveries from long-term (generally three to six years) operating leases of our industrial properties and our joint ventures’ industrial properties. Such revenue is offset by certain property specific operating expenses, such as real estate taxes, repairs and maintenance, property management, utilities and insurance expenses, along with certain other costs and expenses, such as depreciation and amortization costs and general and administrative and interest expenses. Our revenue growth is dependent, in part, on our ability to (i) increase rental income, through increasing either or both occupancy rates and rental rates at our properties and our joint ventures’ properties, (ii) maximize tenant recoveries and (iii) minimize operating and certain other expenses. Revenues generated from rental income and tenant recoveries are a significant source of funds, in addition to income generated from gains/losses on the sale of our properties and our joint ventures’ properties (as discussed below), for our distributions. The leasing of property, in general, and occupancy rates, rental rates, operating expenses and certain non-operating expenses, in particular, are impacted, variously, by property specific, market specific, general economic and other conditions, many of which are beyond our control. The leasing of property also entails various risks, including the risk of tenant default. If we were unable to maintain or increase occupancy rates and rental rates at our properties and our joint ventures’ properties or to maintain tenant recoveries and operating and certain other expenses consistent with historical levels and proportions, our revenue growth would be limited. Further, if a significant number of our tenants and our joint ventures’ tenants were unable to pay rent (including tenant recoveries) or if we or our joint ventures were unable to rent our properties on favorable terms, our financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, our common stock would be adversely affected.
     Our revenue growth is also dependent, in part, on our ability and our joint ventures’ ability to acquire existing, and acquire and develop new, additional industrial properties on favorable terms. The Company itself, and through our various joint ventures, continually seeks to acquire existing industrial properties on favorable terms, and, when conditions permit, also seeks to acquire and develop new industrial properties on favorable terms. Existing properties, as they are acquired, and acquired and developed properties, as they are leased, generate revenue from rental income, tenant recoveries and fees, income from which, as discussed above, is a source of funds for our distributions. The acquisition and development of properties is impacted, variously, by property specific, market specific, general economic and other conditions, many of which are beyond our control. The acquisition and development of properties also entails various risks, including the risk that our investments and our joint ventures’ investments may not perform as expected. For example, acquired existing and acquired and developed new properties may not sustain and/or achieve anticipated occupancy and rental rate levels. With respect to acquired and developed new properties, we may not be able to complete construction on schedule or within budget, resulting in increased debt service expense and construction costs and delays in leasing the properties. Also, we, as well as our joint ventures, face significant competition for attractive acquisition and development opportunities from other well-capitalized real estate investors, including both publicly-traded REITs and private investors. Further, as discussed below, we and our joint ventures may not be able to finance the acquisition and development opportunities we identify. If we and our joint ventures were unable to acquire and develop sufficient additional properties on favorable terms, or if such investments did not perform as expected, our revenue growth would be limited and our financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, our common stock would be adversely affected.
     We also generate income from the sale of our properties and our joint ventures’ properties (including existing buildings, buildings which we or our joint ventures have developed or re-developed on a merchant basis, and land). The Company itself and through our various joint ventures is continually engaged in, and our income growth is dependent in part on, systematically redeploying capital from properties and other assets with lower yield potential into properties and other assets with higher yield potential. As part of that process, we and our joint ventures sell, on an ongoing basis, select stabilized properties or land or properties offering lower potential returns relative to their market value. The gain/loss on, and fees from, the sale of such properties are included in our income and are a significant source of funds, in addition to revenues generated from rental income and tenant recoveries, for our distributions. Also, a significant portion of our proceeds from such sales is used to fund the acquisition of existing, and the acquisition and development of new, industrial properties. The sale of properties is impacted, variously, by property specific, market specific, general economic and other conditions, many of which are beyond our control. The sale of properties also entails various risks, including competition from other sellers and the availability of attractive financing for potential buyers of our properties and our joint ventures’ properties. Further, our ability to sell properties is limited by safe harbor rules applying to REITs under the Code which relate to the number of properties that may be disposed of in a year, their tax bases and the cost of improvements made to the properties, along with other tests which enable a REIT to avoid punitive taxation on the sale of assets. If we and our joint ventures were unable to sell properties on favorable terms, our income growth would be limited and our financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, our common stock would be adversely affected.
     Currently, we utilize a portion of the net sales proceeds from property sales, borrowings under our unsecured line of credit (the “Unsecured Line of Credit”) and proceeds from the issuance when and as warranted, of additional debt and equity securities to finance future acquisitions and developments and to fund our equity commitments to our joint ventures. Access to external capital on favorable terms plays a key role in our financial condition and results of operations, as it impacts our cost of capital and our ability and cost to refinance existing indebtedness as it matures and to fund acquisitions, developments and contributions to our joint ventures or through the issuance, when and as warranted, of additional equity securities. Our ability to access external capital on favorable terms is dependent on various factors, including general market conditions, interest rates, credit ratings on our capital stock and debt, the market’s perception of our growth potential, our current and potential future earnings and cash distributions and the market price of our capital stock. If we were unable to access external capital on favorable terms, our financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, our common stock would be adversely affected.

CRITICAL ACCOUNTING POLICIES
     Our significant accounting policies are described in more detail in Note 3 to the consolidated financial statements. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.
•	We maintain an allowance for doubtful accounts which is based on estimates of potential losses which could result from the inability of our tenants to satisfy outstanding billings with us. The allowance for doubtful accounts is an estimate based on our assessment of the creditworthiness of our tenants.

•	Properties are classified as held for sale when our management has approved the sales of such properties. When properties are classified as held for sale, we cease depreciating the properties and estimate the values of such properties and measure them at the lower of depreciated cost or fair value, less costs to dispose. If circumstances arise that were previously considered unlikely, and, as a result, we decide not to sell a property previously classified as held for sale, we will reclassify such property as held and used. We estimate the value of such property and measure it at the lower of its carrying amount (adjusted for any depreciation and amortization expense that would have been recognized had the property been continuously classified as held and used) or fair value at the date of the subsequent decision not to sell. Fair value is determined by deducting from the estimated sales price of the property the estimated costs to close the sale.

•	We review our properties on a quarterly basis for possible impairment and provide a provision if impairments are determined. We utilize the guidelines established under Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“FAS”) No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“FAS 144”) to determine if impairment conditions exist. We review the expected undiscounted cash flows of each property to determine if there are any indications of impairment. If the expected undiscounted cash flows of a particular property are less than the net book basis of the property, we will recognize an impairment charge equal to the amount of carrying value of the property that exceeds the fair value of the property. Fair value is determined by discounting the future expected cash flows of the property. The calculation of the fair value involves subjective assumptions such as estimated occupancy, rental rates, ultimate residual value and the discount rate used to present value the cash flows.

•	We are engaged in the acquisition of individual properties as well as multi-property portfolios. In accordance with FAS No. 141, “Business Combinations” (“FAS 141”), we are required to allocate purchase price between land, building, tenant improvements, leasing commissions, in please leases, tenant relationship and above and below market leases. Above-market and below-market lease values for acquired properties are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) our estimate of fair market lease rents for each corresponding in-place lease. Acquired above and below market leases are amortized over the remaining non-cancelable terms of the respective leases as an adjustment to rental income. In-place lease and tenant relationship values for acquired properties are recorded based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the respective tenant. The value allocated to in-place lease intangible assets is amortized to depreciation and amortization expense over the remaining lease term of the respective lease. The value allocated to tenant relationship is amortized to depreciation and amortization expense over the expected term of the relationship, which includes an estimate of the probability of lease renewal and its estimated term. We also must allocate purchase price on multi-property portfolios to individual properties. The allocation of purchase price is based our assessment of various characteristics of the markets where the property is located and the expected cash flows of the property.

•	We capitalize (direct and certain indirect) costs incurred in developing, renovating, acquiring and rehabilitating real estate assets as part of the investment basis. Costs incurred in making certain other improvements are also capitalized. During the land development and construction periods, we capitalize interest costs, real estate taxes and certain general and administrative costs of the personnel performing development, renovations or rehabilitation up to the time the property is substantially complete. The determination and calculation of certain costs requires estimates by us. Amounts included in capitalized costs are included in the investment basis of real estate assets.

•	We analyze our investments in joint ventures to determine whether the joint venture should be accounted for under the equity method of accounting or consolidated into our financial statements based on standards set forth under FAS Interpretation No. 46(R), Consolidation of Variable Interest Entities, EITF 96-16, Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights and Statement of Position 78-9, Accounting for Investments in Real Estate Ventures. Based on the guidance set forth in these pronouncements, we do not consolidate any of our joint venture investments because either the joint venture has been determined not to be a variable interest entity or it has been determined we are not the primary beneficiary. Our assessment of whether we are the primary beneficiary of a variable interest involves the consideration of various factors including the form of our ownership interest, our representation on the entity’s governing body, the size of our investment and future cash flows of the entity.

•	In the preparation of our consolidated financial statements, significant management judgment is required to estimate our current and deferred income tax liabilities, and our compliance with REIT qualification requirements. Our estimates are based on our interpretation of tax laws. These estimates may have an impact on the income tax expense recognized. Adjustments may be required by a change in assessment of our deferred income tax assets and liabilities, changes due to audit adjustments by federal and state tax authorities, our inability to qualify as a REIT, and changes in tax laws. Adjustments required in any given period are included within the income tax provision.

RESULTS OF OPERATIONS
Comparison of Year Ended December 31, 2007 to Year Ended December 31, 2006
     Our net income available to common stockholders was $131.7 million and $90.0 million for the year ended December 31, 2007 and 2006, respectively. Basic and diluted net income available to common stockholders were $2.99 per share for the year ended December 31, 2007 and $2.04 per share for the year ended December 31, 2006.
     The tables below summarize our revenues, property expenses and depreciation and other amortization by various categories for the year ended December 31, 2007 and December 31, 2006. Same store properties are properties owned prior to January 1, 2006 and held as an operating property through December 31, 2007 and developments and redevelopments that were stabilized (generally defined as 90% occupied) prior to January 1, 2006 or were substantially completed for 12 months prior to January 1, 2006. Acquired properties are properties that were acquired subsequent to December 31, 2005 and held as an operating property through December 31, 2007. Sold properties are properties that were sold between January 1, 2006 and December 31, 2007. (Re)Developments and land are land parcels and developments and redevelopments that were not: a) substantially complete 12 months prior to January 1, 2006 or b) stabilized prior to January 1, 2006. Other revenues are derived from the operations of our maintenance company, fees earned from our joint ventures, and other miscellaneous revenues. Contractor revenues and expenses represent revenues earned and expenses incurred in connection with the TRS acting as general contractor to construct industrial properties, including industrial properties for the 2005 Development/Repositioning Joint Venture and also includes revenues and expenses related to the development of properties for third parties. Other expenses are derived from the operations of our maintenance company and other miscellaneous regional expenses.
     Our future financial condition and results of operations, including rental revenues, may be impacted by the future acquisition and sale of properties. Our future revenues and expenses may vary materially from historical rates.
     At December 31, 2007 and 2006, the occupancy rates of our same store properties were 94.1% and 92.3%, respectively.

	2007	2006	$ Change	% Change
	($ in 000’s)
REVENUES
Same Store Properties	$301,404	$289,761	$11,643	4.0%
Acquired Properties	55,724	16,844	38,880	230.8%
Sold Properties	41,037	80,409	(39,372)	(49.0)%
(Re)Developments and Land, Not Included Above	8,213	5,973	2,240	37.5%
Other	36,890	29,958	6,932	23.1%

	$443,268	$422,945	$20,323	4.8%
Discontinued Operations	(73,940)	(109,730)	35,790	(32.6)%

Subtotal Revenues	$369,328	$313,215	$56,113	17.9%

Contractor Revenues	35,628	10,540	25,088	238.0%

Total Revenues	$404,956	$323,755	$81,201	25.1%

     Revenues from same store properties increased by $11.6 million due primarily to an increase in same store property occupancy rates and an increase in same store rental rates. Revenues from acquired properties increased $38.9 million due to the 196 industrial properties acquired subsequent to December 31, 2005 totaling approximately 19.1 million square feet of gross leasable area (“GLA”). Revenues from sold properties decreased $39.4 million due to the 289 industrial properties sold subsequent to December 31, 2005 totaling approximately 30.8 million square feet of GLA. Revenues from (re)developments and land increased $2.2 million due to an increase in occupancy. Other revenues increased by approximately $6.9 million due primarily to an increase in joint venture fees and fees earned related to us assigning our interest in certain purchase contracts to third parties for consideration. Contractor revenues increased $25.1 million for the year ended December 31, 2007 due primarily to increased third party development activity and an increased number of construction projects for which the TRS acted as general contractor.

	2007	2006	$ Change	% Change
	($ in 000’s)
PROPERTY AND CONTRACTOR EXPENSES
Same Store Properties	$96,368	$94,400	$1,968	2.1%
Acquired Properties	13,680	4,037	9,643	238.9%
Sold Properties	12,346	23,532	(11,186)	(47.5)%
(Re) Developments and Land, Not Included Above	4,512	3,979	533	13.4%
Other	16,603	15,427	1,176	7.6%

	$143,509	$141,375	$2,134	1.5%
Discontinued Operations	(24,801)	(36,032)	11,231	(31.2)%

Property Expenses	$118,708	$105,343	$13,365	12.7%

Contractor Expenses	34,553	10,263	24,290	236.7%

Total Property and Contractor Expenses	$153,261	$115,606	$37,655	32.6%

     Property expenses include real estate taxes, repairs and maintenance, property management, utilities, insurance, other property related expenses, and contractor expenses. Property expenses from same store properties increased $2.0 million due primarily to an increase in real estate taxes due to a reassessment of values of certain properties of ours, as well as an increase in repairs and maintenance. Property expenses from acquired properties increased by $9.6 million due to properties acquired subsequent to December 31, 2005. Property expenses from sold properties decreased by $11.2 million due to properties sold subsequent to December 31, 2005. Property expenses from (re)developments and land increased $0.5 million due to an increase in occupancy. The $1.2 million increase in other expense is primarily attributable to increases in employee compensation. Contractor expenses increased $24.3 million for the year ended December 31, 2007 due primarily to increased third party development activity and an increased number of construction projects for which the TRS acted as general contractor.
     General and administrative expense increased by approximately $14.6 million, or 18.8%, due primarily to increases in employee compensation related to compensation for additional employees as well as an increase in incentive compensation.

	2007	2006	$ Change	% Change
	($ in 000’s)
DEPRECIATION AND OTHER AMORTIZATION
Same Store Properties	$109,896	$107,451	$2,445	2.3%
Acquired Properties	38,988	13,727	25,261	184.0%
Sold Properties	12,568	28,383	(15,815)	(55.7)%
(Re) Developments and Land, Not Included Above	4,243	8,821	(4,578)	(51.9)%
Corporate Furniture, Fixtures and Equipment	1,837	1,913	(76)	(4.0)%

	$167,532	$160,295	$7,237	4.5%
Discontinued Operations	(21,627)	(37,144)	15,517	(41.8)%

Total Depreciation and Other Amortization	$145,905	$123,151	$22,754	18.5%

     Depreciation and other amortization for same store properties remained relatively unchanged. Depreciation and other amortization from acquired properties increased by $25.3 million due to properties acquired subsequent to December 31, 2005. Depreciation and other amortization from sold properties decreased by $15.8 million due to properties sold subsequent to December 31, 2005. Depreciation and other amortization for (re)developments and land decreased by $4.6 million due primarily to accelerated depreciation recognized for the year ended December 31, 2006 on one property in Columbus, OH which was razed during 2006.
     Interest income increased $0.3 million due primarily to an increase in the average mortgage loans receivable outstanding during the year ended December 31, 2007, as compared to the year ended December 31, 2006, partially offset by a decrease in interest income earned on funds held with intermediaries in connection with completing property transactions in accordance with Section 1031 of the Code.
     Interest expense decreased by approximately $1.8 million primarily due to a decrease in the weighted average interest rate for the year ended December 31, 2007 (6.45%), as compared to the year ended December 31, 2006 (6.72%) and due to an increase in capitalized interest for the year ended December 31, 2007 due to an increase in development activities, partially offset by an increase in the weighted average debt balance outstanding for the year ended December 31, 2007 ($1,981.4 million), as compared to the year ended December 31, 2006 ($1,878.5 million).

     Amortization of deferred financing costs increased by $0.5 million, or 20.4%, due primarily to financing fees incurred associated with the issuance of $200.0 million of senior unsecured debt in September 2006.
     In October 2005, we entered into an interest rate protection agreement which hedged the change in value of a build to suit development project we were constructing. This interest rate protection agreement had a notional value of $50.0 million, was based on the three month LIBOR rate, had a strike rate of 4.8675%, had an effective date of December 30, 2005 and a termination date of December 30, 2010. Per FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” fair value and cash flow hedge accounting for hedges of non-financial assets and liabilities is limited to hedges of the risk of changes in the market price of the entire hedged item because changes in the price of an ingredient or component of a non-financial item generally do not have a predictable, separately measurable effect on the price of the item. Since the interest rate protection agreement is hedging a component of the change in value of the build to suit development, the interest rate protection agreement does not qualify for hedge accounting and the change in value of the interest rate protection agreement is recognized immediately in net income as opposed to other comprehensive income. On January 5, 2006, we settled the interest rate protection agreement for a payment of $0.2 million. Included in Mark-to-Market/Loss on Settlement of Interest Rate Protection Agreement for the year ended December 31, 2006 is the settlement and mark-to-market of the interest rate protection agreement.
     In April 2006, we entered into interest rate protection agreements which we designated as cash flow hedges. Each of the interest rate protection agreements had a notional value of $74.8 million, were effective from May 10, 2007 through May 10, 2012, and fixed the LIBOR rate at 5.42%. In September 2006, the interest rate protection agreements failed to qualify for hedge accounting since the actual debt issuance date was not within the range of dates we disclosed in our hedge designation. We settled the interest rate protection agreements and paid the counterparties $2.9 million.
     We recognized a $0.4 million loss from early retirement of debt for the year ended December 31, 2007. This includes $0.1 million write-off of financing fees associated with our previous line of credit agreement which was amended and restated on September 28, 2007. The loss from early retirement of debt also includes $0.3 million due to early payoffs on mortgage loans.
     Equity in income of joint ventures decreased by $0.6 million primarily due to a decrease in our economic share of the gains and earn outs on property sales from the 2005 Development/Repositioning Joint Venture during the year ended December 31, 2007, partially offset by an increase in our economic share of the gains on property sales from the 2005 Core Joint Venture for the year ended December 31, 2007.
     The year to date income tax provision (included in continuing operations, discontinued operations and gain of sale) decreased $12.8 million, in the aggregate, due primarily to a decrease in rental income and gain on sale of real estate and an increase in general and administrative expenses, partially offset by an increase in joint venture fees and management/leasing fees, and a decrease in interest expense within the TRS.
     The $9.4 million gain on sale of real estate for the year ended December 31, 2007, resulted from the sale of three industrial properties and several land parcels that do not meet the criteria established by FAS 144 for inclusion in discontinued operations. The $6.1 million gain on sale of real estate for the year ended December 31, 2006, resulted from the sale of several land parcels that do not meet the criteria established by FAS 144 for inclusion in discontinued operations.
     The following table summarizes certain information regarding the industrial properties included in our discontinued operations for the year ended December 31, 2007 and December 31, 2006.

	2007	2006
	($ in 000’s)
Total Revenues	$73,940	$109,730
Property Expenses	(24,801)	(36,032)
Depreciation and Amortization	(21,627)	(37,144)
Gain on Sale of Real Estate	244,962	213,442
Provision for Income Taxes	(38,128)	(51,102)
Minority Interest	(29,621)	(25,876)

Income from Discontinued Operations	$204,725	$173,018

     Income from discontinued operations (net of income taxes and minority interest) for the year ended December 31, 2007 reflects the results of operations and gain on sale of real estate relating to 161 industrial properties that were sold during the year ended December 31, 2007, the results of operations of 38 industrial properties that were sold during the period from January 1, 2008 to March 31, 2008 and 22 industrial properties that were held for sale at March 31, 2008.
     Income from discontinued operations (net of income taxes and minority interest) for the year ended December 31, 2006 reflects the results of operations of the 161 industrial properties that were sold during the year ended December 31, 2007, the results of operations of 125 industrial properties that were sold during the year ended December 31, 2006, the gain on sale of real estate relating to 125 industrial properties that were sold during the year ended December 31, 2006, the results of operations of 38 industrial properties that were sold during the period from January 1, 2008 to March 31, 2008 and 22 industrial properties that were held for sale at March 31, 2008.
Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2005
     Our net income available to common stockholders was $90.0 million and $76.4 million for the years ended December 31, 2006 and 2005, respectively. Basic and diluted net income available to common stockholders were $2.04 per share for the year ended December 31, 2006, and $1.80 per share for the year ended December 31, 2005.
     The tables below summarize our revenues, property expenses and depreciation and other amortization by various categories for the years ended December 31, 2006 and December 31, 2005. Same store properties are properties owned prior to January 1, 2005 and held as an operating property through December 31, 2006 and developments and redevelopments that were stabilized (generally defined as 90% occupied) prior to January 1, 2005 or were substantially completed for 12 months prior to January 1, 2005. Acquired properties are properties that were acquired subsequent to December 31, 2004 and held as an operating property through December 31, 2006. Sold properties are properties that were sold between January 1, 2005 and December 31, 2006. (Re)Developments and land are land parcels and developments and redevelopments that were not: a) substantially complete 12 months prior to January 1, 2005 or b) stabilized prior to January 1, 2005. Other revenues are derived from the operations of our maintenance company, fees earned from our joint ventures, and other miscellaneous revenues. Contractor revenues and expenses represent revenues earned and expenses incurred in connection with the TRS acting as general contractor to construct industrial properties, including industrial properties for the 2005 Development/Repositioning Joint Ventures and also includes revenues and expenses related to the development of properties for third parties. Other expenses are derived from the operations of our maintenance company and other miscellaneous regional expenses.
     At December 31, 2006 and 2005, the occupancy rates of our same store properties were 92.6% and 91.7%, respectively.

	2006	2005	$ Change	% Change
	($ in 000’s)
REVENUES
Same Store Properties	$257,525	$255,963	$1,562	0.6%
Acquired Properties	86,150	18,565	67,585	364.0%
Sold Properties	27,072	63,585	(36,513)	(57.4)%
(Re)Developments and Land, Not Included Above	22,217	18,789	3,428	18.2%
Other	29,981	19,118	10,863	56.8%

	$422,945	$376,020	$46,925	12.5%
Discontinued Operations	(109,730)	(130,277)	20,547	(15.8)%

Subtotal Revenues	$313,215	$245,743	$67,472	27.5%

Contractor Revenues	10,540	16,241	(5,701)	(35.1)%

Total Revenues	$323,755	$261,984	$61,771	23.6%

     Revenues from same store properties remained relatively unchanged. Revenues from acquired properties increased $67.6 million due to the 252 industrial properties totaling approximately 30.6 million square feet of GLA acquired subsequent to December 31, 2004. Revenues from sold properties decreased $36.5 million due to the 221 industrial properties totaling approximately 29.9 million square feet of GLA sold subsequent to December 31, 2004. Revenues from (re)developments and land increased by approximately $3.4 million due primarily to an increase in properties placed in service during 2006 and 2005. Other revenues increased by approximately $10.9 million due primarily to an increase in joint venture fees, partially offset by a decrease in assignment fees. Contractor revenues decreased $5.7 million due to decreased third party development activity.

	2006	2005	$ Change	% Change
	($ in 000’s)
PROPERTY AND CONTRACTOR EXPENSES
Same Store Properties	$87,047	$85,220	$1,827	2.1%
Acquired Properties	21,784	5,688	16,096	283.0%
Sold Properties	7,603	19,385	(11,782)	(60.8)%
(Re)Developments and Land, Not Included Above	9,512	9,005	507	5.6%
Other	15,429	11,321	4,108	36.3%

	$141,375	$130,619	$10,756	8.2%
Discontinued Operations	(36,032)	(45,427)	9,395	(20.7)%

Property Expenses	$105,343	$85,192	$20,151	23.7%

Contractor Expenses	10,263	15,574	(5,311)	(34.1)%

Total Property and Contractor Expenses	$115,606	$100,766	$14,840	14.7%

     Property expenses include real estate taxes, repairs and maintenance, property management, utilities, insurance, other property related expenses and contractor expenses. Property expenses from same store properties increased $1.8 million or 2.1% primarily due to an increase of $1.1 million in utility expense attributable to increases in gas and electric costs and an increase of $0.8 million in real estate tax expense. Property expenses from acquired properties increased by $16.1 million primarily due to properties acquired subsequent to December 31, 2004. Property expenses from sold properties decreased $11.8 million due to properties sold subsequent to December 31, 2004. Property expenses from (re)developments and land increased by approximately $0.5 million due primarily to an increase in properties placed in service during 2006 and 2005. Other expenses increased $4.1 million due primarily to increases in employee compensation. Contractor expenses decreased $5.3 million due to decreased third party development activity.
     General and administrative expense increased by approximately $21.7 million, or 38.9%, due primarily to increases in employee compensation related to compensation for new employees as well as an increase in incentive compensation.

	2006	2005	$ Change	% Change
	($ in 000’s)
DEPRECIATION AND OTHER AMORTIZATION
Same Store Properties	$82,896	$84,009	$(1,113)	(1.3)%
Acquired Properties	51,652	11,808	39,844	337.4%
Sold Properties	9,584	20,644	(11,060)	(53.6)%
(Re)Developments and Land, Not Included Above	14,250	10,169	4,081	40.1%
Corporate Furniture, Fixtures and Equipment	1,913	1,371	542	39.5%

	160,295	128,001	32,294	25.2%
Discontinued Operations	(37,144)	(40,643)	3,499	(8.6)%

Total Depreciation and Other Amortization	$123,151	$87,358	$35,793	41.0%

     Depreciation and other amortization for same store properties remained relatively unchanged. Depreciation and other amortization from acquired properties increased by $39.8 million due to properties acquired subsequent to December 31, 2004. Depreciation and other amortization from sold properties decreased by $11.1 million due to properties sold subsequent to December 31, 2004. Depreciation and other amortization for (re)developments and land increased $4.1 million due primarily to accelerated depreciation on one property in Columbus, OH which was razed during the year ended December 31, 2006. Amortization of corporate furniture, fixtures and equipment increased $0.5 million primarily due to expansion and improvement to corporate offices.
     Interest income remained relatively unchanged.
     In April 2006, we entered into interest rate protection agreements which we designated as cash flow hedges. Each of the interest rate protection agreements had a notional value of $74.8 million, were effective from May 10, 2007 through May 10, 2012, and fixed the LIBOR rate at 5.42%. In September 2006, the interest rate protection agreements failed to qualify for hedge accounting since the actual debt issuance date was not within the range of dates we disclosed in our hedge designation. We settled the interest rate protection agreements and paid the counterparties $2.9 million. In October 2005, we entered into an interest rate protection agreement which hedged the change in value of a build-to-suit development project we were constructing. This interest rate protection agreement did not qualify for hedge accounting. We recognized a loss of $0.2 million related to this interest rate protection agreement for the year ended December 31, 2006. Both transactions are recognized in the mark-to-market/(loss) gain on settlement of interest rate protection agreements caption on the consolidated statement of operations.

     We recognized a $0.6 million gain related to the settlement/mark-to-market of two interest rate protection agreements we entered into during 2005 in order to hedge the change in value of a build-to-suit development project as well as $0.2 million in deferred gain that was reclassified out of other comprehensive income relating to a settled interest rate protection agreement that no longer qualified for hedge accounting.
     Interest expense increased by approximately $12.8 million due primarily to an increase in the weighted average debt balance outstanding for the year ended December 31, 2006 ($1,878.5 million) as compared to the year ended December 31, 2005 ($1,690.2 million), an increase in the weighted average interest rate for the year ended December 31, 2006 (6.72%) as compared to the year ended December 31, 2005 (6.63%), partially offset by an increase in capitalized interest for the year ended December 31, 2006 due to an increase in development activities.
     Amortization of deferred financing costs increased by approximately $0.5 million, or 25.5%, due primarily to financing fees incurred associated with the amendment and restatement of our Unsecured Line of Credit in August 2005, the issuance of the 2016 Notes in January 2006 and the issuance of the 2011 Exchangeable Notes in September 2006.
     We recognized approximately $0.08 million of gain on the early retirement of debt for the year ended December 31, 2005, comprised of $0.05 million write-off of financing fees associated with our previous line of credit agreement which was amended and restated on August 23, 2005. The gain on early retirement of debt also includes a payment of $0.3 million of fees and a write-off of loan premium of $0.4 million on a $13.7 million mortgage loan which was assumed by the buyers of the related properties on July 13, 2005.
     Equity in income of joint ventures increased by approximately $27.0 million due primarily to our economic share of gains and earn outs on property sales from the 2005 Development/Repositioning Joint Venture and the 2005 Core Joint Venture during the year ended December 31, 2006.
     The income tax provision (included in continuing operations, discontinued operations and gain on sale) increased by $22.9 million, in the aggregate, due primarily to an increase in the gain on sale of real estate, joint venture fees, equity in net income of joint ventures, partially offset by an increase in interest expense and an increase in general and administrative expense within the TRS.
     The $6.1 million gain on sale of real estate for the year ended December 31, 2006 resulted from the sale of several land parcels that do not meet the criteria established by FAS 144 for inclusion in discontinued operations. The $29.6 million gain on sale of real estate for the year ended December 31, 2005 resulted from the sale of ten industrial properties and several land parcels that do not meet the criteria established by FAS 144 for inclusion in discontinued operations.
     The following table summarizes certain information regarding the industrial properties included in our discontinued operations for the years ended December 31, 2006 and December 31, 2005.

	Year Ended
	December 31,
	2006	2005
	($ in 000’s)
Total Revenues	$109,730	$130,277
Property Expenses	(36,032)	(45,427)
Interest Expense	—	(373)
Depreciation and Amortization	(37,144)	(40,643)
Gain on Sale of Real Estate	213,442	132,139
Provision for Income Taxes	(51,102)	(23,898)
Minority Interest	(25,876)	(20,013)

Income from Discontinued Operations	173,018	132,062

     Income from discontinued operations, net of income taxes and minority interest, for the year ended December 31, 2006 reflects the results of operations of industrial properties that were sold during the year ended December 31, 2007, the results of operations and gain on sale of real estate of $213.4 million relating to 125 industrial properties that were sold during the year ended December 31, 2006, the results of operations of 38 industrial properties that were sold during the period from January 1, 2008 to March 31, 2008 and 22 industrial properties that were held for sale at March 31, 2008.

     Income from discontinued operations, net of income taxes and minority interest, for the year ended December 31, 2005 reflects the results of operations of industrial properties that were sold during the years ended December 31, 2007 and 2006, the results of operations and gain on sale of real estate of $132.1 million from the 86 industrial properties which were sold during the year ended December 31, 2005, the results of operations of 38 industrial properties that were sold during the period from January 1, 2008 to March 31, 2008 and 22 industrial properties that were held for sale at March 31, 2008.
LIQUIDITY AND CAPITAL RESOURCES
     At December 31, 2007, our cash and restricted cash was approximately $5.8 and $24.9 million, respectively. Restricted cash is primarily comprised of cash held in escrow in connection with mortgage debt requirements and gross proceeds from the sales of certain industrial properties. These sales proceeds will be disbursed as we exchange industrial properties under Section 1031 of the Code.
     We have considered our short-term (one year or less) liquidity needs and the adequacy of our estimated cash flow from operations and other expected liquidity sources to meet these needs. We believe that our principal short-term liquidity needs are to fund normal recurring expenses, debt service requirements and the minimum distribution required to maintain our REIT qualification under the Code. We anticipate that these needs will be met with cash flows provided by operating and investment activities.
     We expect to meet long-term (greater than one year) liquidity requirements such as property acquisitions, developments, scheduled debt maturities, major renovations, expansions and other nonrecurring capital improvements through the disposition of select assets, long-term unsecured indebtedness and the issuance of additional equity securities. On April 30, 2007 we filed a registration statement with the SEC covering an indefinite number or amount of securities to be issued in the following three years.
     We also may finance the development or acquisition of additional properties through borrowings under our Unsecured Line of Credit. At December 31, 2007, borrowings under our Unsecured Line of Credit bore interest at a weighted average interest rate of 5.787%. Our Unsecured Line of Credit bears interest at a floating rate of LIBOR plus 0.475% or the Prime Rate, at our election. As of February 15, 2008, we had approximately $47.9 million available for additional borrowings under our Unsecured Line of Credit. Our Unsecured Line of Credit contains certain financial covenants including limitations on incurrence of debt and debt service coverage. Our access to borrowings may be limited if we fail to meet any of these covenants. Also, our borrowing rate on our Unsecured Line of Credit may increase in the event of a downgrade on our unsecured notes by the rating agencies.
     We currently have credit ratings from Standard & Poor’s, Moody’s and Fitch Ratings of BBB/Baa2/BBB, respectively. Our goal is to maintain our existing credit ratings. In the event of a downgrade, we believe we would continue to have access to sufficient capital; however, our cost of borrowing would increase and our ability to access certain financial markets may be limited.
Year Ended December 31, 2007
     Net cash provided by operating activities of approximately $92.7 million for the year ended December 31, 2007 was comprised primarily of net income before minority interest of approximately $174.1 million and net distributions from joint ventures of $1.3 million, offset by adjustments for non-cash items of approximately $82.2 million and the net change in operating assets and liabilities of approximately $0.5 million. The adjustments for the non-cash items of approximately $82.2 million are primarily comprised of the gain on sale of real estate of approximately $254.4 million and the effect of the straight-lining of rental income of approximately $9.7 million, offset by depreciation and amortization of approximately $179.3 million, the provision for bad debt of approximately $2.2 million, and loss on early retirement of debt of approximately $0.4 million.
     Net cash provided by investing activities of approximately $126.9 million for the year ended December 31, 2007 was comprised primarily of the net proceeds from the sale of real estate, the repayment of notes receivable, and distributions from our industrial real estate joint ventures, partially offset by the acquisition of real estate, development of real estate, capital expenditures related to the expansion and improvement of existing real estate, contributions to, and investments in, our industrial real estate joint ventures, the increase in restricted cash that is held by an intermediary for Section 1031 exchange purposes, and the funding of notes receivable.
     During the year ended December 31, 2007, we acquired 105 industrial properties comprising approximately 8.6 million square feet of GLA and several land parcels. The purchase price of these acquisitions totaled approximately $470.8 million, excluding costs incurred in conjunction with the acquisition of the industrial properties and land parcels. We also substantially completed the development of 15 industrial properties comprising approximately 3.7 million square feet of GLA at a cost of approximately $114.8 million for the year ended December 31, 2007.

     We invested approximately $27.7 million in, and received total distributions of approximately $54.2 million from, our industrial real estate joint ventures. As of December 31, 2007, our industrial real estate joint ventures owned 113 industrial properties comprising approximately 19.9 million square feet of GLA and several land parcels.
     During the year ended December 31, 2007, we sold 164 industrial properties comprising approximately 13.7 million square feet of GLA and several land parcels. Net proceeds from the sales of the 164 industrial properties and several land parcels were approximately $800.1 million.
     Net cash used in financing activities of approximately $230.0 million for the year ended December 31, 2007 was derived primarily from repayments of senior unsecured debt, common and preferred stock dividends and unit distributions, redemption of preferred stock, repayments on mortgage loans payable, purchase of treasury shares, other costs of senior unsecured debt, the repurchase of restricted stock from our employees to pay for withholding taxes on the vesting of restricted stock and costs incurred in connection with the early retirement of debt, partially offset by the net proceeds from the issuance of senior unsecured debt, net borrowings under our Unsecured Line of Credit, net proceeds from the exercise of stock options and a cash book overdraft.
     During the year ended December 31, 2007, we repurchased 1,797,714 shares of our common stock, totaling approximately $69.4 million.
     On June 7, 2007, we redeemed the Series C Preferred Stock for $25.00 per Depositary Share, or $50.0 million in the aggregate, and paid a prorated second quarter dividend of $0.40729 per Depositary Share, totaling approximately $0.8 million.
     For the year ended December 31, 2007, certain directors and employees of the Company exercised 19,600 non-qualified employee stock options. Net proceeds to us were approximately $0.6 million.
     On May 7, 2007, we issued the 2017 II Notes. Net of issuance discount, we received net proceeds of $149.6 million from the issuance of the 2017 II Notes. In April 2006, we entered into interest rate protection agreements to fix the interest rate on the 2017 II Notes prior to issuance. We settled the effective portion of the interest rate protection agreements on May 1, 2007 for a payment of $4.3 million which is included in other comprehensive income.
     On May 15, 2007, we paid off and retired the 2007 Unsecured Notes in the amount of $150.0 million.
Contractual Obligations and Commitments
     The following table lists our contractual obligations and commitments as of December 31, 2007 (In thousands):

		Payments Due by Period
		Less Than
	Total	1 Year	1-3 Years	3-5 Years	Over 5 Years
Operating and Ground Leases*	$52,764	$3,339	$5,821	$4,692	$38,912
Real Estate Development*	64,641	63,335	1,306	—	—
Long-term Debt	1,958,553	3,111	148,412	933,757	873,273
Interest Expense on Long-Term Debt*	894,138	104,003	196,559	141,551	452,025

Total	$2,970,096	$173,788	$352,098	$1,080,000	$1,364,210

*	Not on balance sheet.
Off-Balance Sheet Arrangements
     Letters of credit are issued in most cases as pledges to governmental entities for development purposes. At December 31, 2007, we have $9.6 million in outstanding letters of credit, none of which are reflected as liabilities on our balance sheet. We have no other off-balance sheet arrangements other than those disclosed on the Contractual Obligations and Commitments table above.

Environmental
     We incurred environmental costs of approximately $0.6 million and $0.6 million in 2007 and 2006, respectively. We estimate 2008 costs of approximately $0.5 million. We estimate that the aggregate cost which needs to be expended in 2008 and beyond with regard to currently identified environmental issues will not exceed approximately $2.6 million.
Inflation
     For the last several years, inflation has not had a significant impact on the Company because of the relatively low inflation rates in our markets of operation. Most of our leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation. In addition, many of the outstanding leases expire within six years which may enable us to replace existing leases with new leases at higher base rentals if rents of existing leases are below the then-existing market rate.
Market Risk
     The following discussion about our risk-management activities includes “forward-looking statements” that involve risk and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Our business subjects us to market risk from interest rates, and to a much lessor extent, foreign currency fluctuations.
Interest Rate Risk
     This analysis presents the hypothetical gain or loss in earnings, cash flows or fair value of the financial instruments and derivative instruments which are held by us at December 31, 2007 that are sensitive to changes in the interest rates. While this analysis may have some use as a benchmark, it should not be viewed as a forecast.
     In the normal course of business, we also face risks that are either non-financial or non-quantifiable. Such risks principally include credit risk and legal risk and are not represented in the following analysis.
     At December 31, 2007, $1,624.5 million (approximately 83.5% of total debt at December 31, 2007) of our debt was fixed rate debt and $322.1 million (approximately 16.5% of total debt at December 31, 2007) was variable rate debt. Currently, we do not enter into financial instruments for trading or other speculative purposes.
     For fixed rate debt, changes in interest rates generally affect the fair value of the debt, but not our earnings or cash flows. Conversely, for variable rate debt, changes in the interest rate generally do not impact the fair value of the debt, but would affect our future earnings and cash flows. The interest rate risk and changes in fair market value of fixed rate debt generally do not have a significant impact on us until we are required to refinance such debt. See Note 5 to the consolidated financial statements for a discussion of the maturity dates of our various fixed rate debt.
     Based upon the amount of variable rate debt outstanding at December 31, 2007, a 10% increase or decrease in the interest rate on our variable rate debt would decrease or increase, respectively, future net income and cash flows by approximately $1.9 million per year. A 10% increase in interest rates would decrease the fair value of the fixed rate debt at December 31, 2007 by approximately $55.3 million to $1,624.6 million. A 10% decrease in interest rates would increase the fair value of the fixed rate debt at December 31, 2007 by approximately $59.3 million to $1,739.2 million.
     The use of derivative financial instruments allows us to manage risks of increases in interest rates with respect to the effect these fluctuations would have on our earnings and cash flows. As of December 31, 2007, we had no outstanding derivative instruments.
Foreign Currency Exchange Rate Risk
     Owning, operating and developing industrial property outside of the United States exposes the Company to the possibility of volatile movements in foreign exchange rates. Changes in foreign currencies can affect the operating results of international operations reported in U.S. dollars and the value of the foreign assets reported in U.S. dollars. The economic impact of foreign exchange rate movements is complex because such changes are often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. At December 31, 2007, the Company had only one property and one land parcel for which the U.S. dollar was not the functional currency. This property and land parcel are located in Ontario, Canada and use the Canadian dollar as their functional currency.
Subsequent Events
     On January 22, 2008, we paid a fourth quarter 2007 distribution of $0.7200 per share, totaling approximately $36.1 million.
     From January 1, 2008 to February 15, 2008, we awarded 2,168 shares of restricted common stock to certain Directors. These shares of restricted common stock had a fair value of approximately $0.1 million on the date of grant. The restricted common stock vest over a period of five years. Compensation expense will be charged to earnings over the respective vesting period.
     From January 1, 2008 to February 15, 2008, we acquired 11 industrial properties and several land parcels for a total estimated investment of approximately $79.1 million. We also sold three industrial properties and one land parcel for approximately $3.6 million of gross proceeds during this period.
     In January 2008, we entered into two interest rate protection agreements which fixed the interest rate on forecasted offerings of unsecured debt which we designated as cash flow hedges (the “January 2008 Agreements”). The January 2008 Agreements each have a notional value of $59.8 million and are effective from May 15, 2009 through May 15, 2014. The January 2008 Agreements fix the LIBOR rate at 4.0725% and 4.0770%, respectively.
Other Events
     Subsequent to the filing of the Company’s annual report on Form 10-K on February 26, 2008, we have revised our audited consolidated financial statements for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, due to certain provisions of FAS 144 that require us to report the results of operations of a property if it has either been disposed or is classified as held for sale in discontinued operations and meets certain other criteria. Accordingly, we have retrospectively adjusted our audited consolidated financial statements for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 to reflect 36 properties that were sold during the three months ended March 31, 2008 that were not classified as held for sale at December 31, 2007, and 22 properties that were held for sale at March 31, 2008, that met the criteria to be classified as discontinued operations. The effect of the reclassification represents a $10.0 million, $8.6 million, $7.4 million, $7.4 million and $9.4 million decrease in our previously reported income from continuing operations for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively. As a result of the foregoing, Notes 8, 10, 11, 17 (unaudited), and 18 (unaudited) to the consolidated financial statements for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 have been updated. There is no effect on our previously reported net income, financial condition or cash flows.
Related Party Transactions
     We periodically engage in transactions for which CB Richard Ellis, Inc. acts as a broker. A relative of Michael W. Brennan, the President and Chief Executive Officer and a director of the Company, is an employee of CB Richard Ellis, Inc. For the years ended December 31, 2007, 2006 and 2005 this relative received approximately $0.2, $0.3, and $0.3 million in brokerage commissions.
Other
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” which establishes a common definition of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. For financial assets and liabilities and nonfinancial assets and liabilities that are remeasured at least annually, this statement is effective for fiscal years beginning after November 15, 2007. We do not expect that the implementation of this statement will have a material effect on our consolidated financial position or results of operations.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” which permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for fiscal years beginning after November 15, 2007. We do not expect that the implementation of this statement will have a material effect on our consolidated financial position or results of operations.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in it’s financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. We are currently evaluating the potential impact of adoption of SFAS 141R on our consolidated financial statements.
     In December 2007, the FASB issued SFAS No. 160. “Noncontrolling Interests in Consolidated Financial Statements-and Amendment of ARB No. 51 (“SFAS 160”) SFAS 160 establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. This statement also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. We are currently evaluating the potential impact of adoption of SFAS 160 on our consolidated financial statements.